Exhibit 99.1

Joint Filers’ Names and Addresses

1.HOV Capital III LLC

2.Adesi 234 LLC

3.HOF 2 LLC

4.HOVS LLC

5.HOV Services Ltd

6.HandsOn Fund 4 I LLC

7.HandsOn Global Management, LLC

8.HandsOn 3, LLC

The business address for each of the above reporting persons is:

8550 West Desert Inn Road, Suite 102-452

Las Vegas, NV 89117